Exhibit (a)(3)


                        MUNIYIELD FLORIDA INSURED FUND


                                 AMENDMENT TO
                             DECLARATION OF TRUST

      The undersigned hereby certifies that he is the Secretary of MuniYield Florida Insured Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, and that this Amendment to the Declaration of Trust has been adopted by the Board of Trustees of the Trust in a manner provided in the Trust's Declaration of Trust.

VOTED: That having determined that such amendment does not adversely affect the rights of any Shareholder of the Trust with respect to which the amendment is applicable pursuant to Section 10.3(a) of the Declaration of Trust of the Trust dated August 24, 1992 as further amended from time to time (the "Declaration"), such Declaration hereby is amended to change the par value of any preferred shares authorized for issuance thereunder to $0.05 per share from $0.10 per share by substituting the following for the first two paragraphs of Section 6.1:

                           6.1. Beneficial Interest. The interest of the
                  beneficiaries hereunder shall be divided into transferable common shares of beneficial interest of $0.10 par value and preferred shares of beneficial interest of $0.05 par value. The Trustees of the Trust may authorize separate classes of shares together with such designations and powers, preferences and rights, qualifications, limitations and restrictions as may be determined from time to time by the Trustees. The number of such shares of beneficial interest authorized hereunder is unlimited. All shares issued hereunder including, without limitation, shares issued in connection with a dividend in Shares or a split in shares, shall be fully paid and nonassessable.

                           Pursuant to the powers vested in the Trustees by
                  this Section 6.1, the Trustees hereby authorize the issuance of an unlimited number of common shares of beneficial interest, par value $0.10 per share (the "Common Shares"), together with 1,000,000 preferred shares of beneficial interest, par value of $0.05 per share (the "Preferred Shares").

Dated this 30th day of November, 1994.

                                                         /s/ Mark B. Goldfus
                                                   ----------------------------
                                                   Mark B. Goldfus
                                                   Secretary